EXHIBIT 99.1

Nestor, Inc.
The leader in providing
neural-network solutions.


For Immediate Release

Contact:     Nigel Hebborn                  Archie Berens
             Nestor, Inc.                   College Hill/Retail Decisions plc
             (401) 331-9640                 Tel: 011 44+ 020 7457 2020



           Nestor and RETAIL decisions PLC Announce license agreement


PROVIDENCE, RI - May 21, 2001 - Nestor, Inc. (OTC: NEST) announced today that the Company has signed a license agreement with Retail Decisions plc (LSE: RTD), an international supplier of payment card risk management and value-added transaction services. Under the terms of the agreement, Retail Decisions will obtain, for US$1.8 million, technology rights and certain customers and contracts of NestorCommerce, a division of Nestor, Inc. Retail Decisions will also obtain the PRISM(R) brand and trademark as well as hire key NestorCommerce personnel to ensure continuity and quality of service and to aid business development. Concurrently with the agreement, Retail Decisions has agreed to manage the transfer of existing direct customer support and marketing initiatives of NestorCommerce in consideration of payments totaling $968,000 from the Company.

"This transaction represents the next step in our strategy to streamline the Company's product offerings, and to focus our efforts on our automated red light enforcement and traffic safety solutions," said David Fox, Nestor's president and chief executive officer. "In Retail Decisions, we have found a partner with the focus and proven risk management capabilities to strengthen PRISM's position in the global transaction processing market."

Carl Clump, chief executive for Retail Decisions added, "The agreement with Nestor will enable us to significantly enhance our presence in the global financial services industry. We believe that the considerable, and very real, synergies between the PRISM technology, applications and target customer base and our existing suite of risk management services make this agreement a win-win solution for both organizations."

The license agreement and assignment of direct customer licenses of NestorCommerce to Retail Decisions follows an agreement in principle, announced earlier this year, to focus the ongoing resources of Nestor in the Intelligent Traffic Management industry through the pending merger of the Company with Nestor Traffic Systems, Inc. (NTS), currently a 35% owned affiliate. This agreement, coupled with the Company's license with Applied Communications, Inc.
(ACI) announced on February 5, 2001, eliminates operating expenses associated with NestorCommerce while maintaining an ongoing revenue stream from future ACI royalties.

About Nestor,  Inc.
-------------------

Nestor, Inc., through its affiliate Nestor Traffic Systems, Inc. is an emerging leader in providing innovative, video-based monitoring systems and services for traffic management and safety. Its products incorporate Nestor's patented neural-network technology into intelligent, real-time solutions that promote traffic efficiency, intersection safety, and railway grade crossing monitoring by enabling better roadway utilization, planning and management. The products are sold direct and by selected partners worldwide. For more information, call 401-331-9640 or visit www.nestor.com.


About Retail Decisions
----------------------

Retail Decisions (ReD) is a card-based transactions services business that provides fraud prevention to the finance, telecommunications, retail and e-commerce sectors. Using risk management and analysis tools, ReD is able to predict and prevent payment card fraud; this infrastructure also provides a platform for a full range of card-based services. The company was formed in January 2000 by the de-merger of Card Clear UK and Transaction Billing Resources
(TBR) from the Card Clear Group.

Retail Decisions collates and distributes the UK's most comprehensive "Hot Card File" of lost and stolen cards, which is continually updated and is available to retailers 24 hours a day, every day of the year. The company currently protects nearly 10,000 retail sites in the UK, principally in high payment volume sectors. In 2000, Retail Decisions checked approximately 1.25 billion UK card purchases and prevented an estimated (pound)79m card fraud.

Retail Decisions has more than ten years' experience in credit card risk management and payment settlement services to the telecoms sector in the US, and currently supplies its services to over 45 telecoms companies. Retail Decisions also now has an e-commerce service based on this Card-not-present knowledge and expertise.

                                      # # #

PRISM is now a registered trademark of Retail Decisions Inc. All other company or product names are trademarks of their respective companies.

This press release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such forward-looking statements are not guarantees of future performance and are subject to a variety of risks and uncertainties. Actual results could differ materially. For a discussion of risk factors, interested parties should review the Company's filings with the Securities and Exchange Commission, including Exhibit 99.01 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and the quarterly report on Form 10-Q for the quarter ended March 31, 2001.